Exhibit 99.2

Service Corporation International Announces Commencement of Cash Tender Offer

HOUSTON, Texas, August 3, 2020 — Service Corporation International (NYSE: SCI) (the “Company”) announces today that it commenced a cash tender offer to repurchase any and all of its $850 million 5.375% Senior Notes due 2024 (CUSIP No. 817565 CB8/ ISIN No. US817565CB82) (the “Notes”).

The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 3, 2020 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and Notice of Guaranteed Delivery (as amended or supplemented from time to time, the “Notice of Guaranteed Delivery” and collectively with the Offer to Purchase and the Letter of Transmittal, the “Offer Documents”).

The total consideration for each $1,000 principal amount of Notes validly tendered and purchased pursuant to the tender offer is $1,020.42. The table below summarizes certain payment terms of the tender offer:

CUSIP No.	Outstanding Principal Amount	Title of Security	Consideration
817565 CB8	$850,000,000	5.375% Senior Notes due 2024	$1,020.42

The tender offer will expire at 5:00 p.m., New York City time, on August 7, 2020 (such time and date, as it may be extended, the “Expiration Date”). Notes tendered may be withdrawn at any time at or before 5:00 p.m., New York City time, on August 7, 2020 (such time and date, as it may be extended, the “Withdrawal Deadline”), but not thereafter, except as required by law.

Holders whose Notes are purchased pursuant to the tender offer, including Notes tendered pursuant to the Notice of Guaranteed Delivery, will receive, in addition to the consideration, accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, the Settlement Date (as defined below). The Company will accept tenders of the Notes only in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.

The Company intends to use the net proceeds from a proposed $850 million capital markets transaction to fund the tender offer and pay related fees and expenses. Following payment for the Notes accepted pursuant to the terms of the tender offer, the Company may redeem the Notes that remain outstanding. The Notes are currently redeemable at a price equal to 101.792% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to the date of redemption. The Offer Documents do not constitute a notice of redemption or an obligation to issue a notice of redemption.

General

Subject to the terms and conditions of the tender offer being satisfied or waived, the Company will, promptly after the Expiration Date, accept for purchase all Notes validly tendered pursuant to the tender offer at or before the Expiration Date (and not validly withdrawn at or before the Withdrawal Deadline). The Company will pay the consideration for such Notes accepted for purchase promptly following the acceptance of such Notes for purchase (the date of such payment being referred to as the “Settlement Date”). The Settlement Date is expected to be August 10, 2020. In addition, the Company will, promptly after the guaranteed delivery time (which will be 5:00 p.m., New York City time, on the second business day after the Expiration Date), accept for purchase all Notes validly tendered (and not validly withdrawn) pursuant to the guaranteed delivery procedures set forth in the Offer Documents. The Company will pay the consideration for such Notes accepted for purchase promptly following the acceptance of such Notes for purchase.

The Company’s obligation to consummate the tender offer is subject to the satisfaction or waiver of certain conditions, including receipt by the Company of aggregate proceeds of $850 million from a proposed capital markets transaction on terms satisfactory to the Company, as more fully described in the Offer to Purchase.

The depositary and information agent for the tender offer is D.F. King & Co., Inc. The sole dealer manager for the tender offer is BofA Securities. Questions regarding the terms of the tender offer may be directed to BofA Securities at (980) 387-5602 (collect) or by e-mail at debt_advisory@bofa.com.

The Offer Documents will be distributed to holders of the Notes promptly. Holders with questions or who would like additional copies of the Offer Documents may call the depositary and information agent, D.F. King & Co., Inc., at (212) 269-5550 (collect, for banks and brokers), (800) 820-2415. (toll-free, for all others) or by e-mail at sci@dfking.com. All documentation relating to the tender offer, including the Offer Documents, are also available via the tender offer Website: www.dfking.com/sci.

This press release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Notes. The tender offer is being made only pursuant to the Offer Documents that the Company will be distributing to noteholders promptly. Noteholders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the tender offer. Neither the Company, the dealer manager, the depositary and information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities that may be sold pursuant to the proposed capital markets transaction.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (“SEC”) filings, including our 2019 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At June 30, 2020, we owned and operated 1,472 funeral service locations and 483 cemeteries (of which 296 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.

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